UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2014

MILLS MUSIC TRUST

(Exact name of registrant as specified in its charter)

New York	000-02123	13-6183792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C/O HSBC Bank USA, N/A Corporate Trust Issuer Services 452 Fifth Avenue, New York, New York 10018-2706	10018-2076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 525-1349

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Mills Music Trust (the “Trust”) received $148,922 (or $0.5362 per Trust Unit) from EMI Mills Music, Inc., an affiliate of EMI Music Publishing, for the third quarter of 2013 (the “Q3 Distribution Period”) as compared to $166,467 (or $0.5994 per Trust Unit) for the third quarter of 2012.

Upon receipt of the payment for the Q3 Distribution Period, the Trust was holding a total of $334,443 in reserve for the payment of unpaid administrative Trust expenses for services rendered to the Trust (“Trust Expenses”) in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964. In December 2013 the Trust paid $313,637 in Trust Expenses for third party invoices, leaving a balance of $20,806, which the Trustees of the Trust have decided to hold in reserve to pay additional Trust Expenses. As of December 31, 2013 the Trust had approximately $126,747 of Trust Expenses.

As a result, the Trust will not make any distributions to Unit Holders for the Q3 Distribution Period.

In comparison, after administrative expenses, the distribution for the third quarter of 2012 was $58,728 (or $0.2115 per Trust Unit). For the twelve months ended December 31, 2013, the Trust’s distributions amounted to $80,240 (or $0.2889 per Trust Unit) as compared to $555,556 (or $2.0005 per Trust Unit) for the twelve months ended December 31, 2012.

A quarterly distribution report, dated February 6, 2014, being provided to Unit Holders with additional computation details regarding the Q3 Distribution Period is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Quarterly distribution report, dated February 6, 2014, issued by the Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 10, 2014		MILLS MUSIC TRUST
(Registrant)

	By:	/s/ Ignazio X. Tamburello
Ignazio X. Tamburello
Trust Officer of the Corporate Trustee
HSBC Bank U.S.A, NA

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